Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Third Quarter Results
and Reaffirms Its Full-Year 2023 Guidance
STAMFORD, Conn. – October 25, 2023 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter of 2023 and reaffirmed its full-year 2023 guidance.
Third Quarter 2023 Highlights
•Total revenue of $3.765 billion, including rental revenue1 of $3.224 billion.
•Net income of $703 million, at a margin2 of 18.7%. GAAP diluted earnings per share of $10.29, and adjusted EPS3 of $11.73.
•Adjusted EBITDA3 of $1.850 billion, at a margin2 of 49.1%.
•Year-over-year, fleet productivity4 decreased 2.2% as reported and increased 1.5% on a pro forma4 basis.
•Year-to-date net cash provided by operating activities of $3.290 billion; free cash flow3 of $1.157 billion, including gross rental capital spending of $3.078 billion.
•Returned $1.055 billion to shareholders year-to-date, comprised of $750 million via share repurchases and $305 million via dividends paid.
•Net leverage ratio5 of 1.8x, with total liquidity5 of $2.685 billion, at September 30, 2023.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “I’m very pleased with our third-quarter results across growth, profitability and returns, which were underpinned by broad-based activity. Our ability to provide our customers with a highly-differentiated value proposition, led by safety and productivity, is enabling us to outpace the broader industry and create value for our investors.”
Flannery continued, “Our full-year guidance speaks to the continued strength of our markets. Looking beyond 2023, we believe that our strategy positions us well to support our customers as they execute on the tailwinds we see across infrastructure, industrial manufacturing, and energy and power. Combined, these support our goals for profitable growth, strong cash flow, and attractive returns for our shareholders.”

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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
3.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. The company acquired Ahern Rentals, Inc. ("Ahern Rentals") in December 2022. Pro forma results reflect the combination of United Rentals and Ahern Rentals for all periods presented. See the table below for more information.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2023 Outlook
The company has reaffirmed its 2023 outlook. Certain ranges have narrowed, as shown below.

	Current Outlook	Prior Outlook
Total revenue	$14.1 billion to $14.3 billion	$14.0 billion to $14.3 billion
Adjusted EBITDA[6]	$6.775 billion to $6.875 billion	$6.75 billion to $6.9 billion
Net rental capital expenditures after gross purchases	$1.9 billion to $2.05 billion, after gross purchases of $3.4 billion to $3.55 billion	$1.9 billion to $2.1 billion, after gross purchases of $3.35 billion to $3.55 billion
Net cash provided by operating activities	$4.5 billion to $4.8 billion	$4.5 billion to $4.8 billion
Free cash flow (excluding merger and restructuring related payments)	$2.3 billion to $2.5 billion	$2.3 billion to $2.5 billion
Summary of Third Quarter 2023 Financial Results
•Rental revenue increased 18.0% year-over-year to a third quarter record of $3.224 billion, reflecting broad-based strength of demand across the company's end-markets and the impact of the Ahern Rentals acquisition. Consistent with the second quarter, fleet productivity declined 2.2% year-over-year, while average original equipment at cost (“OEC”) increased 22.2%. On a pro forma basis, rental revenue increased 9.8% year-over-year, supported by a 10.2% increase in average OEC and a 1.5% increase in fleet productivity, which was also consistent with last quarter.
•Used equipment sales in the quarter increased 102.2% year-over-year, primarily reflecting the normalization of volumes and the impact of the Ahern Rentals acquisition. Used equipment sales generated $366 million of proceeds at a GAAP gross margin of 49.5% and an adjusted gross margin7 of 55.2% compared to $181 million at a GAAP gross margin of 61.9% and an adjusted gross margin of 64.6% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflect the expected normalization of channel mix, including the expanded use of wholesale channels, and the impact of sales of equipment acquired in the Ahern Rentals acquisition. Average fleet age declined to 51.6 months as of September 30, 2023.
•Net income for the quarter increased 16.0% year-over-year to a third quarter record of $703 million, while net income margin declined 120 basis points to 18.7%. On a pro forma basis, third quarter net income margin expanded 20 basis points. The decrease in the company's reported net income margin was primarily driven by the impact of the Ahern Rentals acquisition on rental and used equipment gross margins, and higher interest expense, partially offset by reductions in selling, general and administrative ("SG&A") and income tax expenses as a percentage of revenue.
•Adjusted EBITDA for the quarter increased 21.6% year-over-year to a third quarter record of $1.850 billion, while adjusted EBITDA margin decreased 80 basis points to 49.1%. On a pro forma basis, third quarter adjusted EBITDA margin increased 20 basis points year-over-year, including the impact of ongoing integration costs. The decrease in the company's reported adjusted EBITDA margin primarily reflected the impact of Ahern Rentals on gross margin from rental revenue (excluding depreciation and stock compensation expense) and adjusted gross margin from used equipment sales, partially offset by reduced SG&A expense as a percentage of revenue.

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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment rental revenue increased 18.8% year-over-year, including the impact of the Ahern Rentals acquisition, to a third quarter record of $2.307 billion. On a pro forma basis, third quarter rental revenue for general rentals increased 7.6% year-over-year. Rental gross margin decreased by 320 basis points year-over-year to 37.8%, primarily due to the impact of the Ahern Rentals acquisition. On a pro forma basis, third quarter rental gross margin declined 140 basis points year-over-year due primarily to the impact of higher depreciation expense related to the Ahern Rentals acquisition.
•Specialty rentals segment rental revenue increased 16.1% year-over-year to a third quarter record of $917 million. Rental gross margin of 52.1% was largely flat year-over-year.
•Cash flow from operating activities increased 3.4% year-over-year to $3.290 billion for the first nine months of 2023, and free cash flow, including merger and restructuring related payments, increased 1.5%, from $1.140 billion to $1.157 billion. Net rental capital expenditures increased $42 million year-over-year.
•Capital management. The company's net leverage ratio was 1.8x at September 30, 2023, as compared to 2.0x at December 31, 2022. Year-to-date through September 30, 2023, the company repurchased $750 million8 of common stock under its $1.25 billion8 share repurchase program and paid dividends totaling $305 million. It remains the company's intention to repurchase $1.0 billion8 of common stock during 2023. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.48 per share, payable on November 22, 2023 to stockholders of record on November 8, 2023.
•Total liquidity was $2.685 billion as of September 30, 2023, including $284 million of cash and cash equivalents.
•Return on invested capital (ROIC)9 increased 150 basis points year-over-year, and 30 basis points sequentially, to a record 13.7% for the 12 months ended September 30, 2023. The year-over-year and sequential improvements primarily reflect increased after-tax operating income.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 26, 2023, at 8:30 a.m. Eastern Time. The conference call number is 800-420-1271 (international: 785-424-1222). The replay number for the call is 402-220-2572. The passcode for both the conference call and replay is 70041. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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8.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program size and expected 2023 repurchases) do not include the excise tax, which totaled $6 million year-to-date through September 30, 2023.
9.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,500 rental locations in North America, 15 in Europe, 23 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 25,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,800 classes of equipment for rent with a total original cost of $20.98 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints, potential trade wars and sanctions and other measures imposed in response to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection and cyber incident reporting laws and regulations, and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory matters and commercial litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
egrenfell@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Equipment rentals	$3,224	$2,732	$8,945	$7,369
Sales of rental equipment	366	181	1,136	556
Sales of new equipment	52	32	166	115
Contractor supplies sales	39	32	110	94
Service and other revenues	84	74	247	212
Total revenues	3,765	3,051	10,604	8,346
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,286	1,053	3,664	2,961
Depreciation of rental equipment	588	470	1,755	1,362
Cost of rental equipment sales	185	69	569	231
Cost of new equipment sales	43	25	137	93
Cost of contractor supplies sales	28	23	78	66
Cost of service and other revenues	50	45	150	125
Total cost of revenues	2,180	1,685	6,353	4,838
Gross profit	1,585	1,366	4,251	3,508
Selling, general and administrative expenses	374	356	1,134	1,022
Restructuring charge	5	(1)	24	—
Non-rental depreciation and amortization	107	90	329	278
Operating income	1,099	921	2,764	2,208
Interest expense, net	163	106	474	313
Other income, net	(7)	(1)	(19)	(12)
Income before provision for income taxes	943	816	2,309	1,907
Provision for income taxes	240	210	564	441
Net income	$703	$606	$1,745	$1,466
Diluted earnings per share	$10.29	$8.66	$25.30	$20.56
Dividends declared per share (1)	$1.48	$—	$4.44	$—

(1)In January 2023, our Board of Directors approved our first-ever quarterly dividend program (accordingly, there were no dividends declared during 2022).

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$284	$106
Accounts receivable, net	2,277	2,004
Inventory	201	232
Prepaid expenses and other assets	216	381
Total current assets	2,978	2,723
Rental equipment, net	14,314	13,277
Property and equipment, net	881	839
Goodwill	5,792	6,026
Other intangible assets, net	728	452
Operating lease right-of-use assets	1,091	819
Other long-term assets	48	47
Total assets	$25,832	$24,183
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,448	$161
Accounts payable	1,121	1,139
Accrued expenses and other liabilities	1,104	1,145
Total current liabilities	3,673	2,445
Long-term debt	10,580	11,209
Deferred taxes	2,757	2,671
Operating lease liabilities	890	642
Other long-term liabilities	176	154
Total liabilities	18,076	17,121
Common stock	1	1
Additional paid-in capital	2,642	2,626
Retained earnings	11,094	9,656
Treasury stock	(5,713)	(4,957)
Accumulated other comprehensive loss	(268)	(264)
Total stockholders’ equity	7,756	7,062
Total liabilities and stockholders’ equity	$25,832	$24,183

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash Flows From Operating Activities:
Net income	$703	$606	$1,745	$1,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	695	560	2,084	1,640
Amortization of deferred financing costs and original issue discounts	4	3	11	9
Gain on sales of rental equipment	(181)	(112)	(567)	(325)
Gain on sales of non-rental equipment	(6)	(2)	(16)	(6)
Insurance proceeds from damaged equipment	(11)	(8)	(30)	(25)
Stock compensation expense, net	23	35	72	95
Restructuring charge	5	(1)	24	—
Loss on repurchase/redemption of debt securities	—	—	—	17
Increase in deferred taxes	35	66	88	130
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(139)	(202)	(254)	(261)
Decrease (increase) in inventory	17	3	22	(33)
Decrease in prepaid expenses and other assets	49	31	183	70
(Decrease) increase in accounts payable	(220)	81	(15)	332
Increase (decrease) in accrued expenses and other liabilities	88	82	(57)	73
Net cash provided by operating activities	1,062	1,142	3,290	3,182
Cash Flows From Investing Activities:
Purchases of rental equipment	(1,030)	(1,102)	(3,078)	(2,456)
Purchases of non-rental equipment and intangible assets	(88)	(59)	(267)	(182)
Proceeds from sales of rental equipment	366	181	1,136	556
Proceeds from sales of non-rental equipment	18	6	46	15
Insurance proceeds from damaged equipment	11	8	30	25
Purchases of other companies, net of cash acquired	12	(11)	(406)	(323)
Purchases of investments	—	(1)	—	(5)
Net cash used in investing activities	(711)	(978)	(2,539)	(2,370)
Cash Flows From Financing Activities:
Proceeds from debt	2,230	1,980	6,718	5,219
Payments of debt	(2,168)	(1,893)	(6,175)	(5,026)
Payments of financing costs	—	—	—	(9)
Common stock repurchased, including tax withholdings for share based compensation (1)	(252)	(239)	(806)	(1,058)
Dividends paid	(100)	—	(305)	—
Net cash used in financing activities	(290)	(152)	(568)	(874)
Effect of foreign exchange rates	(4)	(4)	(5)	(6)
Net increase (decrease) in cash and cash equivalents	57	8	178	(68)
Cash and cash equivalents at beginning of period	227	68	106	144
Cash and cash equivalents at end of period	$284	$76	$284	$76
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$177	$143	$389	$295
Cash paid for interest	190	151	495	339
(1)See above for a discussion of our share repurchase program. The common stock repurchases include i) shares repurchased pursuant to the share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended September 30, 2023
Actual	22.2%	(1.5)%	(2.2)%	(0.5)%	18.0%
Pro forma (4)	10.2%	(1.5)%	1.5%	(0.4)%	9.8%
Nine Months Ended September 30, 2023
Actual	24.4%	(1.5)%	(1.0)%	(0.5)%	21.4%
Pro forma (4)	11.6%	(1.5)%	3.0%	(0.4)%	12.7%
Please refer to our Third Quarter 2023 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).
(4)We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

Segment equipment rentals revenue, gross profit and gross margin are presented in the tables below. We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

	Three Months Ended
	September 30,
	2023	2022	2022	2022	Change	Change
	As reported	As reported	Ahern Rentals	Pro forma	As reported	Pro forma
General Rentals
Reportable segment equipment rentals revenue	$2,307	$1,942	$203	$2,145	18.8%	7.6%
Reportable segment equipment rentals gross profit	872	797	44	841	9.4%	3.7%
Reportable segment equipment rentals gross margin	37.8%	41.0%	21.7%	39.2%	(320) bps	(140) bps
Specialty
Reportable segment equipment rentals revenue	$917	$790	$—	$790	16.1%	16.1%
Reportable segment equipment rentals gross profit	478	412	—	412	16.0%	16.0%
Reportable segment equipment rentals gross margin	52.1%	52.2%	—%	52.2%	(10) bps	(10) bps
Total United Rentals
Total equipment rentals revenue	$3,224	$2,732	$203	$2,935	18.0%	9.8%
Total equipment rentals gross profit	1,350	1,209	44	1,253	11.7%	7.7%
Total equipment rentals gross margin	41.9%	44.3%	21.7%	42.7%	(240) bps	(80) bps

	Nine Months Ended
	September 30,
	2023	2022	2022	2022	Change	Change
	As reported	As reported	Ahern Rentals	Pro forma	As reported	Pro forma
General Rentals
Reportable segment equipment rentals revenue	$6,514	$5,322	$569	$5,891	22.4%	10.6%
Reportable segment equipment rentals gross profit	2,323	2,063	102	2,165	12.6%	7.3%
Reportable segment equipment rentals gross margin	35.7%	38.8%	17.9%	36.8%	(310) bps	(110) bps
Specialty
Reportable segment equipment rentals revenue	$2,431	$2,047	$—	$2,047	18.8%	18.8%
Reportable segment equipment rentals gross profit	1,203	983	—	983	22.4%	22.4%
Reportable segment equipment rentals gross margin	49.5%	48.0%	—%	48.0%	150 bps	150 bps
Total United Rentals
Total equipment rentals revenue	$8,945	$7,369	$569	$7,938	21.4%	12.7%
Total equipment rentals gross profit	3,526	3,046	102	3,148	15.8%	12.0%
Total equipment rentals gross margin	39.4%	41.3%	17.9%	39.7%	(190) bps	(30) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Numerator:
Net income available to common stockholders	$703	$606	$1,745	$1,466
Denominator:
Denominator for basic earnings per share—weighted-average common shares	68.2	69.9	68.8	71.1
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.1	0.2	0.1	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	68.3	70.1	68.9	71.3
Diluted earnings per share	$10.29	$8.66	$25.30	$20.56

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities. See below for further detail on each special item. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Earnings per share - GAAP, as-reported	$10.29	$8.66	$25.30	$20.56
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.57	0.44	1.83	1.39
Impact on depreciation related to acquired fleet and property and equipment (3)	0.59	0.12	1.21	0.48
Impact of the fair value mark-up of acquired fleet (4)	0.23	0.05	0.92	0.17
Restructuring charge (5)	0.05	(0.01)	0.26	—
Asset impairment charge (6)	—	0.01	—	0.03
Loss on repurchase/redemption of debt securities (7)	—	—	—	0.18
Earnings per share - adjusted	$11.73	$9.27	$29.52	$22.81
Tax rate applied to above adjustments (1)	25.3%	25.4%	25.3%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition). The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of September 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $376 million under our restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.
(7)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income	$703	$606	$1,745	$1,466
Provision for income taxes	240	210	564	441
Interest expense, net	163	106	474	313
Depreciation of rental equipment	588	470	1,755	1,362
Non-rental depreciation and amortization	107	90	329	278
EBITDA	$1,801	$1,482	$4,867	$3,860
Restructuring charge (1)	5	(1)	24	—
Stock compensation expense, net (2)	23	35	72	95
Impact of the fair value mark-up of acquired fleet (3)	21	5	85	16
Adjusted EBITDA	$1,850	$1,521	$5,048	$3,971
Net income margin	18.7%	19.9%	16.5%	17.6%
Adjusted EBITDA margin	49.1%	49.9%	47.6%	47.6%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of September 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $376 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$1,062	$1,142	$3,290	$3,182
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(11)	(9)
Gain on sales of rental equipment	181	112	567	325
Gain on sales of non-rental equipment	6	2	16	6
Insurance proceeds from damaged equipment	11	8	30	25
Restructuring charge (1)	(5)	1	(24)	—
Stock compensation expense, net (2)	(23)	(35)	(72)	(95)
Loss on repurchase/redemption of debt securities (4)	—	—	—	(17)
Changes in assets and liabilities	206	(39)	187	(191)
Cash paid for interest	190	151	495	339
Cash paid for income taxes, net	177	143	389	295
EBITDA	$1,801	$1,482	$4,867	$3,860
Add back:
Restructuring charge (1)	5	(1)	24	—
Stock compensation expense, net (2)	23	35	72	95
Impact of the fair value mark-up of acquired fleet (3)	21	5	85	16
Adjusted EBITDA	$1,850	$1,521	$5,048	$3,971
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of September 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $376 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
($ in millions, except footnotes)
The pro forma information below reflects the combination of United Rentals and Ahern Rentals. Prior to the acquisition, Ahern Rentals management used different EBITDA and adjusted EBITDA definitions than those used by United Rentals. The information below reflects the historical information for Ahern Rentals presented in accordance with United Rentals’ definitions of EBITDA and adjusted EBITDA. See below for further detail on each adjusting item. The management of Ahern Rentals historically did not view EBITDA and adjusted EBITDA as liquidity measures, and accordingly the information required to reconcile these measures to the statement of cash flows is unavailable to the company. The table below provides a calculation of as-reported and pro forma net income and EBITDA and adjusted EBITDA.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2023	2022	2022	2022	2023	2022	2022	2022
	As reported	As reported	Ahern Rentals	Pro forma	As reported	As reported	Ahern Rentals	Pro forma
Net income (loss)	$703	$606	$1	$607	$1,745	$1,466	$(5)	$1,461
Provision for income taxes	240	210	—	210	564	441	—	441
Interest expense, net	163	106	15	121	474	313	42	355
Depreciation of rental equipment	588	470	24	494	1,755	1,362	69	1,431
Non-rental depreciation and amortization	107	90	6	96	329	278	18	296
EBITDA	$1,801	$1,482	$46	$1,528	$4,867	$3,860	$124	$3,984
Restructuring charge (1)	5	(1)	—	(1)	24	—	—	—
Stock compensation expense, net (2)	23	35	—	35	72	95	—	95
Impact of the fair value mark-up of acquired fleet (3)	21	5	—	5	85	16	—	16
Ahern Rentals adjustments (4)	—	—	36	36	—	—	105	105
Adjusted EBITDA	$1,850	$1,521	$82	$1,603	$5,048	$3,971	$229	$4,200
Net income (loss) margin	18.7%	19.9%	0.4%	18.5%	16.5%	17.6%	(0.8)%	16.2%
Adjusted EBITDA margin	49.1%	49.9%	36.3%	48.9%	47.6%	47.6%	35.0%	46.7%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of September 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $376 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Includes various adjustments reflected in historic adjusted EBITDA for Ahern Rentals, primarily representing (1) lease costs associated with equipment that has been purchased by United Rentals (after purchase, the associated expense would be recognized as depreciation which is excluded in the EBITDA calculation) and (2) costs that do not relate to the combined entity (such as legal costs incurred by Ahern Rentals related to a particular lawsuit, certain freight costs to move equipment from closed locations in excess of normal operating movement, costs related to an attempted financing, and exit costs on lease terminations).

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$1,062	$1,142	$3,290	$3,182
Purchases of rental equipment	(1,030)	(1,102)	(3,078)	(2,456)
Purchases of non-rental equipment and intangible assets	(88)	(59)	(267)	(182)
Proceeds from sales of rental equipment	366	181	1,136	556
Proceeds from sales of non-rental equipment	18	6	46	15
Insurance proceeds from damaged equipment	11	8	30	25
Free cash flow (1)	$339	$176	$1,157	$1,140
(1)Free cash flow included aggregate merger and restructuring related payments of $1 million for the three months ended September 30, 2023, and $6 million and $3 million for the nine months ended September 30, 2023 and 2022, respectively.
The table below provides a reconciliation between 2023 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,500-$4,800
Purchases of rental equipment	$(3,400)-$(3,550)
Proceeds from sales of rental equipment	$1,450-$1,550
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(250)-$(300)
Free cash flow (excluding the impact of merger and restructuring related payments)	$2,300- $2,500